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                                                                    Exhibit 99.2
                                                                    ------------

Richemont Finance S.A.
35 Boulevard Prince Henri
L 1724 Luxembourg

Chelsey Direct, LLC
712 Fifth Avenue
45th Floor
New York, NY 10019

May 19, 2003


Reference is made to that certain Purchase and Sale Agreement, of even date herewith, between Chelsey Direct, LLC and Richemont Finance S.A. (the "Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.

Notwithstanding Section 6(a) of the Agreement, the parties agree that this letter agreement shall set forth certain understandings and agreements of the parties with respect to Section 5 of the Agreement and shall form an integral part of the consideration for, and as a material inducement for the parties to enter into, the Agreement and the transactions contemplated thereby.

Chelsey hereby agrees that commencing at the time of the Closing and until the fifth anniversary of the Closing (the "Support Period") it will, and will agree to cause its affiliates to, maintain the record and beneficial ownership by Chelsey, free and clear of any Lien, of (x) either the Shares purchased pursuant to the Agreement or not less than US$40 million of any cash proceeds (or other property having a value equal to at least US$40 million) recognized upon any transfer, sale or other disposition of all or a portion of the Shares and (y) at least US$10 million (the "Secured Amount") in a blocked account at a United States bank that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1 billion (a "Qualified Bank") which Secured Amount in the blocked account, pursuant to the terms of the account deposit, may not be accessed or released without the prior written consent of Richemont. As soon as possible following the Closing, Chelsey shall obtain for the benefit of Richemont an irrevocable letter of credit in the amount of US$10 million issued by a Qualified Bank to secure Chelsey's obligations pursuant to the Agreement (the "LC"), such LC having a term equal to the Support Period. Upon delivery of the LC to Richemont and delivery by Richemont of notice to Chelsey that the form and substance of such LC is reasonably acceptable to Richemont, the obligations of Chelsey pursuant to clause (y) of the second preceding sentence shall terminate. If such an acceptable LC is not delivered to Richemont within 20 days of the Closing, the Secured Amount shall be delivered to an escrow agent selected by Richemont to be held by such escrow agent in an interest-bearing account for the duration of the Support Period as security for Chelsey's obligations pursuant to the Agreement. Notwithstanding anything to the contrary contained herein, in the event any Indemnified Party has given Chelsey notice of any claim pursuant to Section 5(a) of the Agreement prior to the fifth anniversary of the Closing, the
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Support Period shall be extended, for all purposes, beyond the fifth anniversary of the Closing until the final, non-appealable disposition of such claim.

Chelsey shall be notified promptly in writing of any loss, liability, claim, damage, or expense of an Indemnified Party involving a third party claim and subject to indemnification pursuant to Section 5(a) of the Agreement, provided that any failure to notify Chelsey shall not relieve Chelsey from any liability which it may have to any Indemnified Party pursuant to Section 5 of the Agreement except and only to the extent Chelsey actually and materially has been prejudiced by such failure. Chelsey shall be entitled to assume the joint defense of any Indemnified Party in any action, claim or proceeding relating to any such losses, liabilities, claims, damages, or expenses, and upon such assumption Chelsey shall be liable hereunder for fees and disbursements of only one counsel chosen by the Indemnified Parties (pursuant to the following sentence) incurred subsequent to the date of such assumption. Any Indemnified Party may jointly defend any such claim, action or proceeding with counsel of its choice (subject to the preceding sentence) and, in such case, will reasonably cooperate with Chelsey in such defense. Chelsey shall not effect any settlement, compromise or consent to entry of any judgment with respect to any such action, claim or proceeding without the prior written consent of any Indemnified Party subject to such action, claim or proceeding, unless the settlement, compromise or consent includes only monetary remedies and all such remedies shall be fully indemnified by Chelsey pursuant to Section 5(a) of the Agreement.

The terms of Sections 6(b), (c), (d), (e), (g), (h), (i), (k), (1), (m) and (n)
are incorporated herein by reference and shall apply to the terms of this letter agreement.

It is expressly agreed that each of the Indemnified Parties (other than Richemont) shall be third party beneficiaries of this letter agreement and shall be entitled to enforce it in accordance with its terms.


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IN WITNESS WHEREOF, Richemont and Chelsey have executed this Agreement as of the date first above written.


                                              RICHEMONT FINANCE S.A.


                                              By:   /s/   Morris J. Kramer
                                                    ----------------------
                                                    Name: Morris J. Kramer
                                                    Title:Attorney-in-Fact


                                              CHELSEY DIRECT, LLC


                                              By:   /s/   William B. Wachtel
                                                    ------------------------
                                                    Name:  William B. Wachtel
                                                    Title: Mgr.